Exhibit 99.3

LOCK-UP AGREEMENT AND NON-COMPETITION UNDERTAKING

March 17, 2025

The undersigned understands that FAME DRAGON GLOBAL LIMITED, a company organized under the laws of the British Virgin Islands (the “Investor”), entered into a share subscription agreement dated March 4, 2025 (the “SSA”) with Uxin Limited, a company organized under the laws of the Cayman Islands (the “Company”), pursuant to which the Company agrees to allot and issue to the Investor, and the Investor agrees to subscribe for and be issued from the Company, certain number of Class A Ordinary Shares of the Company.

Subject to the paragraph below, the undersigned hereby agrees that, during the applicable lock-up period as set forth opposite the Principal Securities of Exhibit A hereto (the “Principal Lock-up Period”), no Principal Party shall Transfer, or publicly announce an intention to Transfer, any Equity Securities in the Company directly or indirectly held by the Principal Party as of the date hereof, without the prior written consent of the Investor; provided however, any Transfer due to the enforcement of the existing pledge on the Class A Ordinary Shares held by BOCOM as set forth in Exhibit A hereto shall not be subject to this paragraph. The Principal irrevocably agrees to cause and guarantee the performance by the Principal Holding Company of all of its covenants and obligations under this paragraph. Any purported Transfer by any Principal Party in violation of this paragraph shall be null and void and of no force and effect and the Company shall refuse to recognize any such Transfer and shall not register or otherwise reflect on its records any change in ownership of such Equity Securities in the Company purported to have been Transferred.

Regardless of anything else contained herein, the restrictions set forth above shall not apply to Transfers of Equity Securities of the Company by the Principal Holding Company (i) to the Principal, a Relative of the Principal, a trust formed for the exclusive benefit of the Principal or his Relatives, or an entity 100% Controlled exclusively by the Principal, or (ii) through will or intestacy, in each case where the transferee shall have executed and delivered to each of the Parties (other than the transferor) an instrument, reasonably acceptable to the other Parties, agreeing to be bound by the terms and conditions of this agreement as if such transferee were the transferor.

Any transferee of Equity Securities expressly contemplated hereunder is referred to as a “Permitted Transferee.” If any Permitted Transferee to which Equity Securities of the Company are Transferred ceases to be a Permitted Transferee of the Party from which or whom it acquired such Equity Securities of the Company pursuant to such provision, such Person shall reconvey such Equity Securities of the Company to such transferring Party (or another Permitted Transferee of such Party) immediately before such Person ceases to be a Permitted Transferee of such transferring Party so long as such Person knows of its upcoming change of status immediately prior thereto. If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such Transfer to such transferring Party (or another Permitted Transferee of such Party) as soon as practicable after the former Permitted Transferee receives notice thereof.

Without prejudice to any non-completion and non-solicitation agreement of the Principal with the Company or any other Group Company, each of the undersigned undertakes to the Investor that, for so long as he/it beneficially holds any Company Securities and two years thereafter or such other shorter, but longest period permitted by Applicable Laws, he/it will not, without the prior written consent of the Investor, either on his/its own account or through any of his/its Affiliates, or in conjunction with or on behalf of any other Person: (a) carry out, be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent in any business in competition with the businesses as engaged by any Group Company from time to time (the “Restricted Business”), provided that the foregoing restriction shall not apply to being a passive owner, directly or indirectly, of less than 1% of the outstanding share capital of any publicly traded company engaged in any Restricted Business; or (b) solicit or entice away or attempt to solicit or entice away from any Group Company, any Person who is a customer, client, representative, agent or correspondent of such Group Company or in the habit of dealing with such Group Company.

In the event any entity directly or indirectly established or managed by any of the undersigned, engages or will engage in any Restricted Business, such undersigned shall cause such entity (a) to disclose any relevant information to the Investors upon request, and (b) transfer such lawful business to the Company or any Subsidiary designated by the Company immediately.

Any capitalized term used but not defined herein shall have the meaning ascribed thereto in that certain second amended and restated investors’ rights agreement, dated as of March 26, 2024, by and among the Company, Mr. Kun Dai (戴琨) (PRC identity card no. 610104198204066214) (the “Principal”), Xin Gao Group Limited, a company organized under the Laws of the British Virgin Islands (the “Principal Holding Company,” collectively with the Principal, the “Principal Parties,” and each a “Principal Party”), Astral Success Limited, a company limited by shares incorporated under the Laws of the British Virgin Islands, Abundant Grace Investment Limited, a company limited by shares incorporated under the Laws of British Virgin Islands, and Abundant Glory Investment L.P., a limited partnership formed under the Laws of British Virgin Islands.

This agreement is governed by, and to be construed in accordance with the laws of Hong Kong.

Exhibit A

Particulars of the Principal Securities

Company Securities	Number of Shares	Shareholder	Encum-brances	Voting Rights / Transfer Restrictions	Principal Lock-up Period
Class B Ordinary Shares	40,809,861	Xin Gao	None	Subject to the Investors’ Rights Agreement	From July 12, 2021 to June 30, 2027.

Class A Ordinary Shares	14,764,090	BOCOM	All pledged to a third party lender and subject to enforcement.

Voting rights of these shares shall be exercised (i) in accordance with the directions of Apex Wisdom Investment Limited, as holder of a note issued by BOCOM, or (ii) subject to certain conditions and at the option of Huarong Rongde (Hong Kong) Investment Management Company Limited, as holder of a note issued by BOCOM, either by, or in accordance with the directions of, Huarong Rongde (Hong Kong) Investment Management Company Limited.

Transfer of these shares requires the affirmative vote or written consent of a majority of the Apex Wisdom Investment Limited’s directors.

					None

Class A Ordinary Shares	1,440,922,190	Xin Gao	None	Subject to the Investors’ Rights Agreement	From March 26, 2024 to March 25, 2026.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this agreement on the date and year first above written.

PRINCIPAL:

/s/ Kun DAI
Kun DAI (戴琨)

PRINCIPAL HOLDING COMPANY:

Xin Gao Group Limited

By	/s/ Kun DAI
Print Name:	Kun DAI (戴琨)
Title:	Director